Filed Pursuant to Rule 433

Registration No. 333-185213

Free Writing Prospectus dated April 8, 2015

Hyundai Auto Receivables Trust 2015-B

Issuing Entity

Hyundai ABS Funding Corporation	Hyundai Capital America
Depositor	Sponsor, Seller, Administrator and Servicer

The depositor has prepared a preliminary prospectus supplement dated April 8, 2015 and prospectus April 8, 2015, which describe the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	Standard & Poor’s Ratings Services
Class A-1 notes	F1+sf	A-1+ (sf)
Class A-2-A notes	AAAsf	AAA (sf)
Class A-2-B notes	AAAsf	AAA (sf)
Class A-3 notes	AAAsf	AAA (sf)
Class A-4 notes	AAAsf	AAA (sf)
Class B notes	AAsf	AA+ (sf)
Class C notes	Asf	A+ (sf)

It is a condition to the issuance of the notes that each class of the notes receive at least the ratings listed above.

Joint Bookrunners of the Class A, B, C and D Notes

J.P. Morgan	HSBC	RBC Capital Markets	SOCIETE GENERALE

Co-Managers of the Class A Notes

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The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-866-669-7629.